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                                  EXHIBIT 99.1



                          GEON, OXYCHEM JOINT VENTURES
                     GET FEDERAL TRADE COMMISSION CLEARANCE


CLEVELAND, OHIO -FEBRUARY 2, 1999 - The Geon Company (NYSE: GON) announced today that the Federal Trade Commission (FTC) has closed its inquiry into the joint ventures planned between Geon and Occidental Chemical Corporation (OxyChem), a subsidiary of Occidental Petroleum Corporation (NYSE: OXY). Closing of the inquiry means Geon and OxyChem are able to proceed with the joint venture transactions.

FTC review was just one step in the formation of the joint ventures. Geon and OxyChem completed definitive agreements and Geon's board of directors approved the agreements on December 22, 1998. The next steps are review of the proxy by the Securities and Exchange Commission, approval by Geon shareholders and approval by the board of directors of Occidental Petroleum Corporation.

Geon anticipates closing the transactions by the end of the first quarter of 1999.

Geon and OxyChem are forming a joint venture that will combine all of Geon's polyvinyl chloride (PVC) suspension/mass resin and vinyl chloride monomer (VCM) facilities with OxyChem's PVC suspension/mass resin and VCM facilities and its Houston chlor-alkali complex. The joint venture, to be named Oxy Vinyls, LP (Oxy Vinyls), will be owned 76 percent by OxyChem and 24 percent by Geon.

Geon will acquire OxyChem's PVC compounding and flexible vinyl film businesses located at Burlington, New Jersey, and OxyChem's pellet compounding businesses in Pasadena, Texas. In addition, the two companies will form a separate joint venture in PVC powder compounding, to be owned 90 percent by Geon and 10 percent by OxyChem. Included in the powder joint venture are OxyChem's Pasadena, Texas, powder compounding plant and Geon's Plaquemine, Louisiana, plant.

The Geon Company is a leading North American-based polymer service and technology company with operations in PVC compounds, specialty PVC resins and other value-added products and services, as well as in PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ over 2,400 people and have 24 manufacturing plants in the United States, Canada, England and Australia and joint ventures in the United States, England, Australia and Singapore. Geon recorded revenues of $1.28 billion for the year ended December 31, 1998. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.